SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  June 4, 1998


                              Panavision Inc.
           (Exact Name of Registrant as specified in its Charter)


         Delaware                   001-12391                  13-3593063
------------------------------------------------------------------------------
      (State or other         (Commission File No.)         (I.R.S. Employer
       jurisdiction                                        Identification No.)
      of corporation)


6219 De Soto Avenue
Woodlands Hills, California                               91367
------------------------------------------------------------------------------
(Address of Principal                                  (Zip Code)
  Executive Offices)


Registrant's telephone number, including area code:      (818) 316-1000
                                                     -----------------------


                                    N/A
-----------------------------------------------------------------------------
        (Former name or former address, if changed since last report)



ITEM 1.  CHANGES IN CONTROL OF REGISTRANT &
ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

            On June 4, 1998, as contemplated by (i) an Agreement of Recapitalization and Merger, dated as of December 18, 1997 (the "Recapitalization Agreement"), by and among PX Holding Corporation, a Delaware corporation ("PX Holding"), PX Merger Corporation, a Delaware corporation (the "Merger Sub") and Panavision Inc.,a Delaware corporation (the "Company"), and (ii) an Amended and Restated Voting and Stockholders Agreement, dated as of April 16, 1998 (the "Stockholders Agreement"), by and among Warburg Pincus Capital Company, L.P., a Delaware limited partnership ("Warburg"), the Company and Mafco Holdings Inc., a Delaware corporation ("Mafco"), the Company consummated a merger whereby Merger Sub was merged with and into the Company (the "Merger"), with the Company remaining as the surviving corporation.

            Immediately prior to the consummation of the Merger, PX Holding purchased 5,784,199 shares of the Company's common stock, par value $.01 per share ("Panavision Common Stock"), from the Company at a purchase price of $26.69 per share, or an aggregate of $154,376,801 (the "PX Stock Purchase").

            At the effective time of the Merger, all shares of stock of Merger Sub issued and outstanding immediately prior to the effective time were converted into ten shares of Panavision Common Stock. As a result of the Merger, (i) 5,466,120 shares of Panavision Common Stock were exchanged for $27.00 per share, or an aggregate of $147,585,240, and (ii) 745,380 shares of Panavision Common Stock were retained by holders either through election or proration. In addition, as part of the recapitalization of the Company, Warburg exchanged 88%, or 11,190,960, of the shares of Panavision Common Stock it beneficially owns for Series A redeemable preferred stock of the Company, which was redeemed immediately after consummation of the Merger at a price equivalent to $26.50 per share of Panavision Common Stock.

            In connection with the Merger, the Company entered into a new credit agreement with The Chase Manhattan Bank for a maximum commitment amount of $340 million. In addition, the Company assumed the obligations of PX Escrow Corp. ("PX Escrow"), a wholly owned subsidiary of PX Holding, under the 9 5/8% Senior Subordinated Discount Notes due 2006 (the "Notes") issued by PX Escrow for gross proceeds of $150 million in an offering to qualified institutional buyers exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 144A and to certain persons in offshore transactions in reliance on Regulation S thereunder. The Company also received an equity contribution from PX Holding of approximately $154 million which represents the consideration for the PX Stock Purchase described above (together with the new credit agreement and the assumed Notes, the "Recapitalization Financings"). The Company has used the Recapitalization Financings to retire existing indebtedness, fund the payment of the cash consideration and the fees and expenses in connection with the Merger and to provide working capital for the Company.

            As a result of the Merger, PX Holding, a wholly owned subsidiary of Mafco, the sole stockholder of which is Ronald O. Perelman, has acquired an approximately 72% interest in the Company. Warburg now owns approximately 19% and the other stockholders own approximately 9% of the Panavision Common Stock. The Merger has been accounted for as a leveraged recapitalization for accounting and financial reporting purposes. A copy of the press release announcing the Merger is attached as an exhibit to this Form 8-K.

            The PX Stock Purchase shares are, and shares of intermediate holding companies may from time to time be, pledged to secure obligations.

      ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

            (a)   Financial Statements of Business acquired:  None.

            (b)   Pro Forma Financial Information: Attached hereto as Annex A.

            (c)   Exhibits.
                  The following Exhibits are filed as part of this report:

                  Exhibit 4.1 Indenture, dated as of February 11, 1998, between PX Escrow Corporation and The Bank of New York, as Trustee.

                  Exhibit 4.2 Supplemental Indenture, dated as of June 4, 1998, among Panavision Inc., PX Escrow Corporation and The Bank of New York, as Trustee.

                  Exhibit  4.3  Credit Agreement, dated as of June 4,
                                1998, among Panavision Inc., the Several
                                Lenders, Chase Securities Inc., as Advisor and Arranger, and The Chase Manhattan Bank, as Administrative Agent.

                  Exhibit 4.4 Assumption Agreement, dated as of June 4,1998, between PX Escrow Corporation and Panavision Inc.

                  Exhibit 99.1 Press Release of Panavision Inc. dated June 4, 1998.



                                 SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Panavision Inc.



Date:  June 19, 1998                By: /s/ William C. Scott
                                       ---------------------------
                                    Name:  William C. Scott
                                    Title: Chief Executive Officer



EXHIBIT INDEX


EXHIBIT NO.       DOCUMENT

Exhibit 4.1 Indenture, dated as of February 11, 1998, between PX Escrow Corporation and The Bank of New York, as Trustee.

Exhibit 4.2 Supplemental Indenture, dated as of June 4, 1998, among Panavision Inc., PX Escrow Corporation and The Bank of New York, as Trustee.

Exhibit 4.3 Credit Agreement, dated as of June 4, 1998, among Panavision Inc., the Several Lenders, Chase Securities Inc., as Advisor and Arranger, and The Chase Manhattan Bank, as Administrative Agent.

Exhibit 4.4 Assumption Agreement, dated as of June 4,1998, between PX Escrow Corporation and Panavision Inc.

Exhibit 99.1      Press Release of Panavision Inc. dated June 4, 1998.




                                                                       ANNEX A


                              PANAVISION INC.
                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

                                                                          Page
Unaudited Pro Forma Condensed Consolidated
      Balance Sheet at March 31, 1998......................................A-1
Unaudited Pro Forma Condensed Consolidated
      Statement of Operations for the
      three months ended March 31, 1998....................................A-3
Unaudited Pro Forma Condensed Consolidated
      Statement of Operations for the year ended
      December 31, 1997....................................................A-5




                     UNAUDITED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 give pro forma effect to the acquisition of Visual Action Holdings plc's Film Services Group ("FSG"), the recapitalization of Panavision (the "Panavision Recapitalization") and the Recapitalization Financings as if such transactions had been consummated on January 1, 1997. The pro forma condensed consolidated balance sheet as of March 31, 1998 gives pro forma effect to the Panavision Recapitalization and the Recapitalization
Financings as if such transactions had been consummated on March 31, 1998.
The pro forma financial statements do not purport to represent the results of operations or the financial position of Panavision and its subsidiaries that actually would have occurred had the foregoing transactions (the "Transactions") been consummated on the aforesaid dates.

      The pro forma condensed consolidated statements of operations and other data exclude the following nonrecurring charges which will be reflected in the Company's statement of operations in connection with the Panavision Recapitalization and the Recapitalization Financings in the period in which the transaction closes: (i) $29.3 million relating to the cash settlement of unexercised stock options; (ii) approximately $17.5 million relating to the purchase by the Company of shares acquired through the exercise of certain stock options; (iii) $6.0 million relating to transaction expenses; (iv) $2.3 million increase in the valuation allowance on deferred tax assets in connection with the Panavision Recapitalization; and (v) an extraordinary charge of $1.8 million relating to the write-off of deferred financing cost relating to the repayment of borrowings under the Company's existing credit agreement.

      The Panavision Recapitalization will be accounted for as a recapitalization as there will be a significant continuation of stockholder ownership. Accordingly, the transaction will have no impact on the historical basis of the Company's assets and liabilities.

      The acquisition of FSG (the "FSG Acquisition") has been recorded under the purchase method of accounting, and accordingly, FSG's operating results have been included in the Company's consolidated financial statements since the acquisition date of June 5, 1997. The purchase price of the FSG Acquisition plus direct acquisition-related costs have been allocated based on fair values of the acquired assets and assumed liabilities. The Company has also provided approximately $6.3 million to cover the estimated transaction costs, lease cancellation costs and severance related to the acquired businesses. Goodwill of approximately $9.7 million was recognized as part of the transaction and is being amortized over 30 years. The amounts for FSG included in the accompanying unaudited pro forma condensed consolidated statement of operations for the period ended December 31, 1997, is based on unaudited management information compiled for each FSG operation form January 1, 1997 up to the date of the acquisition, June 4, 1997. All FSG amounts have been converted into U.S. dollars at the appropriate exchange rates (after adjustment for minor differences between U.K. and the U.S. generally accepted accounting principles).



                                    Panavision Inc.
                 Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                    (in thousands)


                                                                  March 31, 1998
                                                  -------------------------------------------
                                                  Actual      Recapitalization      Pro Forma
                                                  ------      ----------------      ---------
              Assets

Current Assets:
    Cash and cash equivalents                    $  5,835        $  144,000 (a)      $  10,571
                                                                    300,650 (b)
                                                                    154,377 (c)
                                                                  (444,145) (d)
                                                                   (29,264) (e)
                                                                  (121,997) (f)
                                                                    (6,000) (g)
                                                                      7,115 (i)
    Accounts receivable, net                       25,932                               25,932
    Inventories                                     8,510                                8,510
    Prepaid expenses and other current assets      19,665            (7,115) (i)        12,550
                                                 ---------------------------         ----------
Total current assets                               59,942            (2,379)            57,563
Property, plant and equipment, net                205,102                              205,102
Deferred tax assets                                 2,329            (2,329) (h)
Goodwill                                            9,866                                9,866
Other                                               7,085             6,000  (a)        15,684
                                                                      4,350  (b)
                                                                     (1,751) (f)
                                                 ---------------------------         ----------
                                                 $ 284,324       $    3,891          $ 288,215
                                                 ===========================         ==========


    Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
    Accounts payable                             $   9,810       $                   $   9,810
    Accrued liabilities                             22,777                              22,777
    Current maturities of long-term debt             3,685           (3,484) (f)           201
    Deferred tax liabilities                         5,387                               5,387
                                                 ---------------------------         ----------
Total current liabilities                           41,659           (3,484)            38,175
Long-term debt                                     118,516         (118,513) (f)       455,003
                                                                    150,000  (a)
                                                                    305,000  (b)
Deferred tax liabilities                             6,380                               6,380
Other liabilities                                    2,461                               2,461
Common stock                                           189               58  (c)            81
                                                                       (166) (d)
Additional paid-in capital                          80,094          154,319  (c)         3,041
                                                                   (231,372) (d)
Retained earnings (accumulated deficit)             36,935         (212,607) (d)      (215,016)
                                                                    (29,264) (e)
                                                                     (1,751) (f)
                                                                     (6,000) (g)
                                                                     (2,329) (h)
Foreign currency translation adjustment             (1,910)                             (1,910)
                                                 ---------------------------         ----------
       Total stockholders' equity (deficit)        115,308         (329,112)          (213,804)
                                                 ---------------------------         ----------
                                                 $ 284,324       $    3,891          $ 288,215
                                                 ===========================         ==========


              See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.



                              Panavision Inc.
     Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                     (in thousands, except share data)


a. Reflects the assumption of the 9 5/8% Senior Subordinated Discount Notes due 2006 (the "Notes") net of the initial purchasers discount and related fees and expenses.

b. Reflects borrowings of $305,000 under the Credit Agreement, among the Company, the Several Lenders, Chase Securities Inc., as Advisor and Arranger, and The Chase Manhattan Bank, as Administrative Agent, dated as of June 4, 1998, (the "New Credit Agreement" ) net of related fees and expenses.

c. Reflects the purchase by PX Holding of 5.8 million shares of Panavision Common Stock at $26.69 per share.

d. Reflects the conversion of 11.2 million shares of Panavision Common Stock owned by Warburg into redeemable preferred stock of the Company and the redemption of such stock at a price equivalent to $26.50 in cash per share of Panavision Common Stock and the purchase of 5.5 million shares from the public and management at a price of $27.00 per share of which $17,547 will be charged to expense in the Company's statement of operations due to the cash settlement of shares acquired through the exercise of certain stock options.

e. Reflects the cash payment made to settle unexercised options in connection with the recapitalization of Panavision (the "Panavision Recapitalization") which will be charged to expense in the Company's statement of operations.

f. Reflects the payment of existing debt of the Company and the write-off of related deferred charges of $1,751.

g. Reflects fees and expenses related to the Panavision Recapitalization which will be charged to expense in the Company's statement of operations.

h. Reflects the increase in valuation allowance on deferred tax asset in connection with the Panavision Recapitalization.

i. Reflects the repayment of notes due to the Company from officers and key employees upon completion of the Panavision Recapitalization.




                              Panavision Inc.
    Unaudited Pro Forma Condensed Consolidated Statement of Operations
                   (In thousands, except per share data)


                                 Three Months Ended March 31, 1998
                             -----------------------------------------
                              Actual     Recapitalization    Pro Forma
                              ------     ----------------    ---------

Revenues                     $ 43,154       $                $ 43,154

Cost of revenues               24,093                          24,093
                             --------       --------         --------
Gross margin                   19,061                          19,061

Operating costs                14,569            383 (a)        14,881
                                                 (71)(a)
                             --------       --------         --------
Operating income (loss)         4,492           (312)           4,180

Interest income                   166                             166
Interest expense               (2,294)       (10,191)(b)      (10,243)
                                               2,242 (b)

Foreign exchange gain             277                             277
Other, net                        994                             994
                             --------       --------         --------

Income (loss) before
  income taxes                  3,635         (8,261)          (4,626)

Income tax (provision)
  benefit                      (1,163)         1,018 (c)         (145)
                             --------       --------         --------

Net income (loss)            $  2,472       $ (7,243)        $ (4,771)
                             ========       ========         ========

Basic earnings (loss)
  per common share           $   0.13                        $  (0.59)
Shares used in the
  computation                  18,929                           8,056
Diluted earnings (loss)
  per common share           $   0.13                        $  (0.59)
Shares used in the
  computation                  19,354                           8,056


     See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1998.




                              Panavision Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                              (in thousands)


a. To reflect the elimination of historical amortization of deferred financing charges on debt retired and the amortization of deferred financing charges on the Notes assumed in connection with the Panavision Recapitalization and the New Credit Agreement.

b. To reflect interest expense on the Notes, compounded semiannually, borrowings under the New Credit Agreement and elimination of historical interest expense:

                                                     Three Months
                Interest expense                    March 31, 1998
                ----------------                    --------------
           Notes at 9.625%                            $   3,965
           Revolving Facility at 7.9663%                  1,295
           Tranche A Term Loan at 7.94%                   1,787
           Tranche B Term Loan at 8.238%                  3,089
           Other fees                                        55
                                                      ---------
                                                         10,191

           Interest expense on retired debt               2,242
                                                      ---------
                  Net interest adjustment             $   7,949
                                                      =========

A 0.125% change in the interest rate payable on borrowings under the New Credit Agreement would change annual interest expense as follows:

           Notes                                      $      47
           Revolving Facility                                20
           Tranche A Term Facility                           28
           Tranche B Term Facility                           47
                                                      ---------
                                                      $     142
                                                      =========

c. The pro forma provision for income taxes primarily consists of state, local and foreign taxes. Pro forma tax adjustments reflect the elimination of federal and state income taxes (other than certain state minimum taxes) as a result of additional interest expense and amortization of deferred charges related to the Panavision Recapitalization. The Company has not reflected a federal tax benefit relating to its losses as it is more likely than not that it will not be able to realize benefit for such losses in the future.




                                         Panavision Inc.
                  Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                (in thousands, except per share data)


                                                             Year Ended December 31, 1997
                           ---------------------------------------------------------------------------------

                                    Historical
                           -----------------------------
                                               FSG                Pro Forma Adjustments
                                        January 1, 1997    ---------------------------------
                                             to                 FSG           Panavision        Panavision
                           Panavision    June 4, 1997       Acquisition     Recapitalization     Pro Forma
                           ----------   ---------------    -------------    ----------------    -----------

Revenues                   $ 176,863        $  27,802       $  (1,819)(a)     $                 $ 202,846

Cost of revenues              90,879           16,751          (1,819)(a)                         105,726
                                                                  (85)(b)
                           ---------        ---------       ---------         ---------         ---------

Gross margin                  85,984           11,051              85                              97,120

Operating costs               52,069           10,488             130 (c)         1,531 (g)         63,467
                                                                 (500)(d)          (251)(g)
                           ---------        ---------       ---------         ---------         ---------

Operating income              33,915              563             455            (1,280)           33,653

Interest income                  484                                                                  484
Interest expense              (6,869)            (280)          (1471)(e)       (39,339)(h)       (39,339)
                                                                                  8,620 (h)

Foreign exchange (loss)         (105)                                                                (105)
Other, net                     1,315              276                                               1,591
                           ---------        ---------       ---------         ---------         ---------

Income (loss) before
  income taxes                28,740              559          (1,016)          (31,999)           (3,716)

Income tax (provision)
  benefit                     (9,252)            (179)            287(f)          6,273(f)         (2,871)
                           ---------        ---------       ---------         ---------         ---------
Net income (loss)
  before extrodinary
  item                     $  19,488        $     380       $    (729)        $ (25,726)        $  (6,587)
                           =========        =========       =========         =========         =========

Basic earnings (loss)
   per common share        $    1.07                                                            $   (0.82)

Shares used in the
  computation                 18,174                                                                8,056
Diluted earnings (loss)
  per common share         $    1.03                                                            $   (0.82)
Shares used in the
  computation                 19,012                                                                8,056



              See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for
                                         the year ended December 31, 1997.





                              Panavision Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
                              (in thousands)


a. To eliminate intercompany revenues between the Company and FSG and the related cost of sales.

b. To adjust depreciation expense for the revaluation of assets and to conform estimated useful lives.

c.  To reflect the amortization of goodwill resulting from the FSG
    Acquisition.

d.  To eliminate management fees paid to Visual Action Holdings, plc.

e. To reflect higher interest expense due to additional borrowings required for the acquisition of FSG.

f. The pro forma provision for income taxes primarily consists of state, local and foreign taxes. Pro forma tax adjustments reflect the elimination of federal and state income taxes (other than certain state minimum taxes) as a result of additional interest expense and amortization of deferred charges related to the Panavision Recapitalization. The Company has not reflected a federal tax benefit relating to its losses as it is more likely than not that it will not be able to realize benefit for such losses in the future.

g. To reflect the elimination of historical amortization of deferred financing charges on debt retired and the amortization of deferred financing charges on the Notes assumed in connection with the Panavision Recapitalization and the New Credit Agreement.

h. To reflect interest expense on the Notes, compounded semiannually, borrowings under the New Credit Agreement and elimination of historical interest expense:


                                                   Year Ended
                                                  December 31,
                Interest Expense                      1997
                ----------------                  --------------
          Notes at 9.625%                           $  14,438
          Revolving Facility at 7.9663%                 5,178
          Tranche A Term Loan at 7.94%                  7,146
          Tranche B Term Loan at 8.238%                12,357
          Other fees                                      220
                                                    ---------
                                                       39,339

          Interest expense on retired debt              8,620
                                                    ---------
                      Net interest adjustment       $  30,719
                                                    =========


A 0.125% change in the interest rate payable on borrowings under the New Credit Agreement would change annual interest expense as follows:

         Revolving Facility                         $      77
         Tranche A Term Facility                          113
         Tranche B Term Facility                          187
                                                    ---------
                                                    $     377
                                                    =========